Exhibit 11

August 9, 2023

Magellan Gold Corporation

602 Cedar Street, Suite 205

Wallace, Idaho 83873

Attn:

E-mail: contact@magellangoldcorp.com

VIA ELECTRONIC MAIL

Re: Modifications

Dear Mike:

Reference is made to that certain (i) Securities Purchase Agreement, dated as February 2021 (as amended, the "Purchase Agreement"), between Magellan Gold Corporation (the "Company") and AJB Capital Investments, LLC (the "Purchaser"; and, together with the Company, the "Parties") and (ii) Promissory Note of the Company issued in favor of the Purchaser, dated February 2021, as subsequently modified (the "Purchaser Note"). Defined terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Purchaser consents (the "Modifications") to (i) increase the principal amount of the Purchaser Note by $10,000, which amount shall bear interest as set forth in the Purchaser Note and (ii) extend the Maturity Date of the Purchaser Note to September 11, 2023. In the event that the Purchaser Note is not paid in full on or before September 11, 2023, such failure shall be an event of default under all Transaction Documents between the Company and Purchaser.

The Purchase Agreement, the Purchaser Note and all of the other Transaction Documents, in each case as amended hereby, shall remain in full force and effect and are hereby ratified and confirmed, including, without limitation, with respect to the Commitment Fee Shares and Modification Fee Shares, (a) the terms and conditions under the Transaction Documents with respect to the Commitment Fee Shares and Modification Fee Shares and (b) the Company's obligations under the Transaction Documents with respect to the Commitment Fee Shares and Modification Fee Shares.

The Modifications set forth in this Letter Agreement are limited to the matters expressly set forth herein and should not be construed as an indication that the Purchaser has agreed to any other modifications to, consents of, or waivers of any other terms or provisions of the Purchase Agreement or any Transaction Document or of the terms of any other agreement, instrument or security or any modifications to, consents of, or waivers of any default that may exist or occur thereunder.

The Company hereby represents and warrants and covenants to the Purchaser that nothing contained herein or otherwise disclosed to the Purchaser by the Company connection herewith constitutes material non-public information. As of the date hereof, the Company shall have disclosed all material, non-public information (if any) provided up to the date hereof to the Purchaser by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not previously been publicly disclosed by the Company in a filing with the Securities and Exchange Commission.

The Company hereby covenants and agrees that, as of the date hereof, (i) the Purchaser has no confidentiality or similar obligation under any agreement to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents and (ii) the Purchaser has not made any agreement with the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to purchase or sell, long and/or short, the Common Stock or any other securities of the Company.

1

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming without regard to choice of law principles. Any dispute arising under or relating to or in connection with this Letter Agreement shall be subject to the exclusive jurisdiction and venue of the State and/or Federal courts located in New York. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Very Truly Yours,

AJB Capital Investments, LLC

By: _______________________
Name:
Title

Acknowledged and Agreed:

Magellan Gold Corporation

By: __________________________
Name:
Title

2